Exhibit 15.1

ACKNOWLEDGMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We acknowledge the incorporation by reference in this Registration Statement on Form S-3/A of our report dated November 18, 2005, which appears on page 2 of the Quarterly Report on Form 10-Q of Equitex, Inc. and subsidiaries for the quarter ended September 30, 2005, our report dated August 19, 2005, which appears on page 2 of the Quarterly Report on Form 10-Q of Equitex, Inc. and subsidiaries for the quarter ended June 30, 2005, and our report dated May 17, 2005, which appears on page 3 of the Quarterly Report on Form 10-Q of Equitex, Inc. and subsidiaries for the quarter ended March 31, 2005.

/s/ GHP HORWATH, P.C.

Denver, Colorado

February 9, 2006